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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-68544 of National Restaurant Enterprises Holdings, Inc. on Form S-4 of our report on the consolidated financial statements of National Restaurant Enterprises, Inc. and Subsidiaries dated March 23, 2001 (August 16, 2001 as to Notes 3 and 14) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.


DELOITTE & TOUCHE LLP



September 19, 2001